Exhibit 10.3

WRITTEN AGREEMENT BETWEEN

THE FEDERAL HOME LOAN BANK OF CHICAGO

AND

THE FEDERAL HOUSING FINANCE BOARD

WHEREAS, the Federal Home Loan Bank of Chicago (Bank) and the Federal Housing Finance Board (Finance Board) have as common goals that the Bank maintains its safe and sound condition, operates in a prudential manner, and meets or exceeds all requirements of the Federal Home Loan Bank Act (Bank Act) and Finance Board regulations and policies; and

WHEREAS, on September 23, 2003, the board of directors of the Bank (Chicago Board) adopted a resolution (2003 Resolution) approving Action Plans for addressing, to the satisfaction of the Finance Board’s Office of Supervision (Office of Supervision), each of the findings cited in the Finance Board’s 2003 Report of Examination on the Bank; and

WHEREAS, during the 2004 examination of the Bank conducted by staff of the Office of Supervision (Examiners) between January 26, 2004 and March 12, 2004, the Examiners developed findings regarding certain practices of the Bank related to governance, risk management, audit, and financial recordkeeping and accounting, some of which were to have been redressed pursuant to the 2003 Resolution; and

WHEREAS, the Examiners summarized their findings in a Report of Examination dated April 13, 2004 (2004 ROE), which was presented to the Chicago Board on April 20, 2004; and

WHEREAS, the Bank, acting through the Chicago Board, has expressed its intent to address the findings made in the 2004 ROE; and

WHEREAS, the Office of Supervision and the Bank agree that it is advisable and appropriate to enter into a written agreement (Agreement) setting forth measures to redress the deficiencies in the Bank’s practices identified by the Office of Supervision; and

WHEREAS, by Resolution No. 2004-08, dated June 23, 2004, the Board of Directors of the Finance Board duly authorized Stephen M. Cross, Director, Office of Supervision (OS Director), to enter into this Agreement on behalf of the Finance Board.

NOW THEREFORE, the Bank and the Finance Board agree as follows:

Article 1: General Provisions

1. This Agreement constitutes a “written agreement entered into by the Bank with the agency” as used in 12 U.S.C. 1422b(a)(5), and a “written agreement” for purposes of the public disclosure requirements under 12 U.S.C. 1422b(a)(5) and 12 C.F.R. § 908. 13(a)(1). This Agreement shall supersede and replace the 2003 Resolution, and from its effective date, this Agreement, and not the 2003 Resolution, shall apply to the Bank.

2. Any report, plan, or consultant’s report to be submitted by the Bank or the Chicago Board under this Agreement shall be sent to:

Stephen M. Cross

Director, Office of Supervision

Federal Housing Finance Board

1777 F St. NW

Washington D.C. 20006

The OS Director may designate any other Office of Supervision employee to receive any plan or report required under this Agreement or other communication concerning this Agreement by notifying the Bank in writing of such designation.

3. Any approval or agreement to be given to the Bank by the Office of Supervision shall be provided in writing by the OS Director or by such other person designated by him.

4. For purposes of this Agreement, an independent, outside consultant shall be a person or entity not controlled by or affiliated with the Bank or any officer or board member of the Bank. Such consultants may have previously been engaged by the Bank and may be engaged to perform one or more of the functions required by the provisions of this Agreement.

5. As referenced in this Agreement, actions taken by the “Finance Board” shall include any actions taken by its Board of Directors or by an employee of the Finance Board.

6. All communications provided by the Finance Board to the Bank related to or concerning this Agreement shall be directed to:

Peter E. Gutzmer

Executive Vice President, General Counsel & Corporate Secretary

Federal Home Loan Bank of Chicago

111 East Wacker Drive

Chicago, IL 60601

The Bank may designate any other officer or director of the Bank to receive any communication from the Finance Board related to or concerning this Agreement by notifying the OS Director, or his designee, in writing of such designation.

Article 2: Compliance with the Agreement

1. The Chicago Board shall be responsible for monitoring and coordinating the Bank’s adherence to the provisions of this Agreement. Not later than thirty (30) days from the date of this Agreement the Chicago Board shall submit to the OS Director an action plan acceptable to the OS Director, including timeframes and action steps, for addressing each of the Articles and provisions of this Agreement. Such steps shall include the identification of specific timeframes for the redress of each finding in the 2004 ROE.

2. Every thirty (30) days thereafter, the Chicago Board shall prepare and submit to the OS Director a written progress report setting forth in detail:

(a) Actions taken up to the date of the report to comply with each Article of this Agreement, including actions taken to implement recommendations made by the independent consultants that are hired pursuant to Articles 5-8 of this Agreement;

(b) The results of those actions;

(c) A description of the actions still needed to achieve full compliance with each Article of this Agreement; and

(d) Any other information that the OS Director deems appropriate.

Article 3: Redress of Examinations Findings

The Chicago Board shall take, as soon as practicable, all necessary steps to ensure that the Bank redresses each finding in the 2004 ROE to the satisfaction of the OS Director. The preparation of the action plan shall not suspend or delay the Bank’s obligation to begin immediately to redress all such findings.

Article 4: Business and Capital Management Plan

1. The Chicago Board shall submit a three-year business and capital management plan acceptable to the OS Director that:

(a) Does not increase the market, credit, or operational risk profiles of the Bank;

(b) Maintains a capital ratio not less than the ratio of the sum of the paid-in value of capital stock plus retained earnings to total assets, rounded to the nearest one-tenth of one percent, on May 31, 2004 (5.1%); and

(c) Establishes capital stock, retained earnings, and dividend policies appropriate for the Bank’s business strategies.

2. The business plan required by this Article also shall include, at a minimum:

(a) Projections for growth and capital requirements that are based upon a detailed analysis of the Bank’s assets, liabilities, earnings, and off-balance sheet activities;

(b) Identification of any new activities contemplated by the Bank; and

(c) Projections of the sources of additional capital, as required to meet the Bank’s needs under its business plan, and the timing for when such capital will be acquired.

3. The Chicago Board shall submit a draft business and capital management plan for the review of the OS Director by no later than August 31, 2004, and a final business and capital management plan that is acceptable to the OS Director by no later than September 30, 2004.

Article 5: Independent Review of Bank Management and the Chicago Board

1. The Chicago Board shall employ, by no later than sixty (60) days from the date of this Agreement, an independent, outside management consultant to review the Bank’s management and the Chicago Board’s oversight of the Bank.

2. Within sixty (60) days after employment of the consultant required under paragraph 1 of this Article, the consultant shall complete a study of the Bank’s management organizational structure and staffing, and the Chicago Board’s oversight. For purposes of this Article, “management” shall be defined to include the Bank’s Director of Internal Audit, the Vice President of Market Risk Analysis, and all persons holding a title of senior vice president or above. The findings and any recommendations of the consultant shall be set forth in a written report.

3. At a minimum, the report shall contain:

(a) An assessment of the adequacy and the quality of the skills and expertise of management, as defined above, in light of current duties;

(b) An assessment of the adequacy and the quality of management, management organization and structure, and staffing for each functional area of the Bank;

(c) An assessment of the adequacy and the quality of information regarding the operation of the Bank that the Chicago Board receives relative to its fiduciary responsibilities and other responsibilities under law; and

(d) Recommendations on how to correct any deficiencies noted by the consultant, and any recommendations of ways to otherwise enhance management and improve the Chicago Board’s performance.

4. Until such time as the Chicago Board provides a plan acceptable to the OS Director that addresses each of the recommendations in the management consultant review, the name and qualifications of any person being considered for employment in a management capacity shall be submitted to the OS Director. The OS Director shall have the right to reject the proposed employment of any such management official. The failure to exercise this right shall not constitute approval or endorsement by the Office of Supervision or the Finance Board of the person in question.

Article 6: Independent Review of Risk Management

1. The Chicago Board shall employ an independent, outside consultant to review the Bank’s risk management policies, procedures, and practices.

2. Within sixty (60) days after employment of the consultant required under paragraph 1 of this Article, the consultant shall complete a study of the Bank’s risk management program. The findings and any recommendations of the consultant shall be set forth in a written report.

3. At a minimum, the report shall:

(a) Identify the market, credit, and operational risks faced by the Bank, and provide a written analysis of each of those risks;

(b) Recommend risk measurement tools and controls for specific risk variables most appropriate for the Bank’s current lines of business and operations; and

(c) Describe policies, procedures, and practices, consistent with the business and capital management plan required under Article 4 of this Agreement and the Bank’s financial position, that the Bank should adopt and that: (i) are designed to ensure the strategic direction and risk tolerances are effectively communicated and followed throughout the Bank; and (ii) identify the actions to be taken whenever noncompliance with risk policies is found.

Article 7: Independent Review of Internal Audit

1. The Chicago Board shall employ, by no later than sixty (60) days from the date of this Agreement, an independent, outside consultant to review the Bank’s internal audit function.

2. Within sixty (60) days after employment of the consultant required under paragraph 1 of this Article, the consultant shall complete a study of the Bank’s internal audit function. The findings and any recommendations of the consultant shall be set forth in a written report.

3. At a minimum, the report shall address the independence, expertise, and staffing of the internal audit function, and the extent to which the Chicago Board adequately monitors and evaluates the internal audit function.

Article 8: Independent Review of Accounting, Recordkeeping, and Reporting Practices and Controls

1. The Chicago Board shall employ, by no later than sixty (60) days from the date of this Agreement, an independent, outside consultant to review the internal and external accounting, recordkeeping, and reporting practices and controls at the Bank.

2. Within sixty (60) days after employment of the consultant required under paragraph 1 of this Article, the consultant shall complete a study of the Bank’s accounting, recordkeeping, and reporting practices and controls. The findings and any recommendations of the consultant shall be set forth in a written report.

3. At a minimum, the report shall address any accounting, recordkeeping and reporting deficiencies identified in the 2004 ROE, specifically including an assessment of the Bank’s debt transfer activities and a determination of whether the Bank’s hedge accounting practices, procedures and recordkeeping fully meet the requirements of generally accepted accounting principles.

Article 9: Provisions Affecting the Retention of Independent, Outside Consultants

1. Prior to the employment of a consultant pursuant to Articles 5-8 of this Agreement, the name and qualifications of the consultant being considered for employment along with the corresponding proposed contract or engagement letter, shall be submitted to the OS Director who shall have the right to expand the scope of the proposed contract or engagement letter or to reject the employment of the proposed consultant. The OS Director’s failure to exercise any right conferred by this paragraph shall not constitute approval or endorsement by the Office of Supervision or the Finance Board of the consultant, and the consultant shall not be deemed to be an employee, contractor, service provider or agent of the Finance Board.

2. A copy of each draft report and each final report required by Articles 5-8 shall be submitted to the OS Director at the same time that the report or draft is provided to the Bank.

3. Each consultant employed pursuant to Articles 5-8 of this Agreement shall consider or accept comments from the Bank’s management or the Chicago Board concerning drafts of the consultant’s report regarding factual errors or misstatements made in the drafts, but must ensure and certify in its report that its findings and recommendations have been made independently.

4. Within thirty (30) days of completion of each consultant’s report required by Articles 5-8 of this Agreement, the Chicago Board shall provide a plan, acceptable to the OS Director, addressing each of the recommendations in such report.

Article 10: Growth Limitations on the Bank’s Acquired Member Assets Program

Without the prior agreement of the OS Director, the Bank shall not increase the Acquired Member Assets (AMA) on its books, either in whole loans, participations, Shared Funding Certificates, or any other manner, greater than ten (10) percent per annum from the aggregate net book value of such assets on May 31, 2004. Any increase in the Bank’s AMA consistent with this Article shall not by itself be deemed a violation of the requirements of paragraph 1 (a) in Article 4.

Article 11: Closing Provisions

1. Notwithstanding that this Agreement requires the Bank to submit certain plans or reports to the Office of Supervision for review or approval, the Chicago Board has the ultimate responsibility for proper and sound management of the Bank.

2. The OS Director shall have the sole discretion, in accordance with Finance Board Resolution 2004-08, to determine whether any plan adopted and implemented by the Chicago

Board or the Bank under an Article of this Agreement meets the requirements and the purposes of the Article and this Agreement.

3. The Bank’s failure to undertake or complete any commitment made in a plan submitted by the Bank and approved by the Office of Supervision pursuant to the Agreement, or the Bank’s violation of any terms or conditions in such a plan shall be deemed a violation of this Agreement, subject to all remedies applicable to a violation of a “written agreement entered into by the Bank with the agency” under the Bank Act and Finance Board regulations.

4. It is expressly understood that if, at any time, the Finance Board deems it appropriate in fulfilling the responsibilities placed upon it by the Bank Act to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Finance Board from doing so. This Agreement does not relieve the Bank of any responsibility it has to comply with the Bank Act or with Finance Board regulations or policies or to comply with any other actions requested or directed by the Finance Board.

5. The provisions of this Agreement shall be effective upon execution by the parties hereto, and the provisions shall continue in full force and effect until such provisions are amended in writing by mutual consent of the parties to the Agreement or excepted, waived, or terminated in writing by the OS Director.

6. Any time limitations imposed by this Agreement shall begin to run from the date of this Agreement. Such time requirements may be waived or extended in writing by the OS Director or his designee, for good cause.

7. This Agreement expressly does not form, and may not be construed to form, a contract binding on the Finance Board or the United States. Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Finance Board may enforce any of the commitments or obligations herein undertaken by the Bank under its supervisory powers, including 12 U.S.C. 1422b(a)(5), and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the Finance Board has any intention to enter into a contract. The Bank also expressly acknowledges that no Finance Board officer or employee has statutory or other authority to bind the United States, the Finance Board, or any other federal regulatory agency or entity, or any officer or employee of those entities to a contract affecting the Finance Board’ s exercise of its supervisory responsibilities. The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or arrangements, or negotiations between the parties, whether oral or written.

IN WITNESS WHEREOF, the undersigned, authorized by the Federal Housing Finance Board, has hereunto set his hand on behalf of the Federal Housing Finance Board.

/s/ STEPHEN M. CROSS	6/30/04
Stephen M. Cross	Date
Director, Office of Supervision Federal Housing Finance Board

IN WITNESS WHEREOF, the undersigned, as the duly elected or appointed members of the Chicago Board, have hereunto set their hands on behalf of the Bank.

/s/ ALLEN H. KORANDA	6/30/04
Allen H. Koranda, Chairman	Date

/s/ RICHARD W. GRABER	6/30/04
Richard W. Graber, Vice Chairman	Date

/s/ JAMES K. CALDWELL	6/30/04
James K. Caldwell	Date

/s/ GERARDO H. GONZALEZ	6/30/04
Gerardo H. Gonzalez	Date

/s/ TERRY W. GROSENHEIDER	June 30, 2004
Terry W. Grosenheider	Date

/s/ SCOTT K. HEITMANN	6/30/04
Scott K. Heitmann	Date

/s/ P. DAVID KUHL	6/30/04
P. David Kuhl	Date

/s/ ALEX J. LABELLE	6/30/04
Alex J. LaBelle	Date

/s/ ROGER L. LEHMANN	6/30/04
Roger L. Lehmann	Date

/s/ KATHLEEEN E. MARINANGEL	6/30/04
Kathleen E. Marinangel	Date

/s/ RICHARD K. MCCORD	6-30-04
Richard K. McCord	Date

/s/ JAMES F. MCKENNA	6/30/04
James F. McKenna	Date

/s/ WILLIAM H. ROSS	6/30/04
William H. Ross	Date

/s/ JACK C. RUSCH	6/30/04
Jack C. Rusch	Date

/s/ H. LEE SWANSON	7/7/04
H. Lee Swanson	Date

/s/ SARAH D. VEGA	7/2/04
Sarah D. Vega	Date